Exhibit 10.1

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

S15-479:IG	EXCLUSIVE (EQUITY) AGREEMENT

Execution Copy

EXCLUSIVE (EQUITY) AGREEMENT

This Exclusive (Equity) Agreement (“Agreement”) is entered into between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (‘‘Stanford”), an institution of higher education having powers under the laws of the State of California, and Abeona Therapeutics Inc. (“Abeona”), a Delaware corporation, having a principal place of business at 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. is effective on the 3rd day of August, 2016 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention entitled ‘“Gene Therapy for Recessive Dystrophic Epidermolysis Bullosa using Genetically Corrected Autologous Keratinocytes,” described in Stanford Docket S15-479, invented by Paul Khavari, Alfred Lane. Ngon Nguyen, Zurab Siprashvilli, and Jean Tang, employees of Stanford, and by M. Peter Marinkovich, an employee of Stanford and the United States Department of Veterans Affairs (“VA”).

The invention was made in the course of research supported by the National Institutes of Health, the EB Medical Research Foundation and the EB Research Partnership. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

This invention is subject to the Cooperative Technology Administration Agreement between Stanford and the VA, effective January 31, 2013, that authorizes Stanford to exclusively manage this invention on behalf of both Stanford and the VA (the “VA Agreement”) and Stanford has the authority to license the invention subject to the reservation of rights to the VA specified in this Agreement.

Abeona is a Delaware corporation that is focused on developing and delivering gene therapy products for severe and life-threatening rare diseases. Abeona has entered into an agreement with the Epidermolysis Bullosa Research Partnership, a New York not-for-profit corporation, to expand its product development efforts to include products for the treatment of Epidermolysis Bullosa. Abeona’s initial focus with respect to Epidermolysis Bullosa will be [***] EB-101 (LZRSE-Col7Al Engineered Autologous Epidermal Sheets (LEAES)) [***].

In consideration of the recitals set forth in this Section 1 and for other good and valuable consideration specified in this Agreement, Stanford and Abeona hereby agree as follows:

2.	DEFINITIONS

2.1	“Affiliates” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Company; and for this purpose, “control” of a corporation means the direct or indirect ownership of more than fifty percent (50%) of its voting stock, and “control” of any other business entity means the direct or indirect ownership of greater than a fifty percent (50%) interest in the income of such entity.

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2.2	“Change of Control” means the following, as applied only to the entirety of that part of Abeona’s business that exercises all of the rights granted under this Agreement:

(A)	acquisition of ownership—directly or indirectly, beneficially or of record—by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Abeona representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Abeona (or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited): and/or

(B)	the sale of all or substantially all Abeona’s assets and/or business in one transaction or in a series of related transactions.

(C)	For the avoidance of doubt, it is understood and agreed that a Change of Control shall not include (i) the grant of a sublicense or (ii) any transaction or series of related transactions effected primarily for the purpose of providing financing to Abeona or (iii) any transaction or series of related transactions effected primarily for the purpose of reincorporating in another jurisdiction.

2.3	“Exclusive” means that, subject to Articles 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.4	“FDA” means the United States Food and Drug Administration, or any successor thereto.

2.5	“FD&C Act’” means the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

2.6	“IND” means an investigational new drug application, as defined in the FD&C Act, or any equivalent document filed with the FDA and necessary for beginning clinical trials of any product in humans or any application or other documentation filed with any Regulatory Authority of a country other than the United States prior to beginning clinical trials of any product in humans in that country.

2.7	RESERVED.

2.8	“Licensed Field of Use” means the prevention or treatment or diagnosis of Epidermolysis Bullosa (EB) in humans.

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2.9	“Licensed Patent” means (i) Stanford and the VA’s U.S. patent application, Serial number 62/274,700 filed on January- 4, 2016 for the invention entitled “Gene Therapy for Recessive Dystrophic Epidermolysis Bullosa using Genetically Corrected Autologous Keratinocytes”; (ii) any continuation or division of such patent application but excluding any continuation-in-part (“CIP”) of such patent application; (iii) any reissue, reexamination, renewal, substitution or extension of the patent applications described in clauses (i) or (ii); and (iv) any foreign patent application or Letters Patent or supplementary protection certificates or the equivalent thereof in respect of these patent applications. Stanford agrees not to file any CIP without prior written consent by Abeona. Upon notice from Stanford that Stanford wishes to file a CIP, Abeona may request that such CIP be added to this Agreement.

2.10	“Licensed Product” means a product or part of a product, the making, using, importing or selling of which, absent the license granted under this Agreement, would infringe a Valid Claim of a Licensed Patent.

2.11	“Licensed Territory” means all the countries of the World.

2.12	“Net Sales” means the amounts invoiced for sales or transfers for value of Licensed Products by Abeona, its Affiliates or any of its sublicensee to an independent third party distributor, agent or end user (other than sales of Licensed Products at cost by Abeona, its Affiliates or sublicensees to a third party for use in a clinical study prior to regulatory approval of such Licensed Product) less deductions selected as appropriate from:

(i) customary discounts in the trade for quantity purchased, prompt payment or wholesalers and distributors; (ii) credits or refunds separately and actually credited or paid to customers for defective, spoiled, damaged, outdated or returned Licensed Products that do not exceed the original invoice amount; (iii) discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, paid or credited to a wholesaler, purchaser, third party or other contractee including required chargebacks and retroactive price reductions; (iv) rebates actually paid or credited to any governmental agency (or branch thereof) or to any third party payor, administrator or contractee; (v) sales, excise or use taxes paid, absorbed or allowed excluding net income tax, imposed upon the sale of the Licensed Product.Net Sales shall not include revenue received by Abeona (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question will be resold to an independent third-party distributor, agent or end user by the Affiliate (such revenue to be considered Net Sales at the time of such later sale or transfer for value of Licensed Products by such Affiliate or its sublicensee to an independent third party distributor, agent or end user).

Net Sales shall not include units of Licensed Product disposed of by Abeona and not sold for purposes directly related to pre-clinical or clinical studies, regulatory approval or clearance, that are reasonable or customary in the trade.

2.13	“Nonroyalty Sublicensing Consideration” means any consideration received by Abeona from a sublicensee hereunder but excluding any consideration for:

(A)	royalties on products sales paid to Abeona by a sublicensee based upon Net Sales by the sublicensee (royalties on product sales by sublicensees will be treated as if Abeona made the sale of such product);

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(B)	equity investments in Abeona stock by a sublicensee at the fair market value;

(C)	research and development expenses concerning the Licensed Products paid to Abeona by a sublicensee in a bona fide transaction calculated on a fully burdened basis;

(D)	loan proceeds paid to Abeona by a sublicensee in an arm’s length, full recourse debt financing; and

(E)	reimbursement of out-of-pocket patent prosecution and maintenance expenses for Patent Matters.

2.14	“Patent Matters” means preparing, filing, and prosecuting broad and extensive patent claims (including any interference or reexamination actions) for Stanford’s benefit in the Licensed Territory and for maintaining all Licensed Patents.

2.15	“Phase I Clinical Trial” means for the purpose of obtaining regulatory approval a study in humans the purpose of which is preliminary determination of safety of a Licensed Product in healthy individuals or patients that would satisfy the requirements of 21 C.F.R. 312.21(a).

2.16	“Phase II Clinical Trial” means for the purpose of obtaining regulatory approval a study in humans of the safety, dose range and efficacy of a Licensed Product that is prospectively designed to generate sufficient data to commence a Phase III Clinical Trial that would satisfy the requirements of 21 C.F.R. 312.21(b).

2.17	“Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a Licensed Product that is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain regulatory approval to market such Licensed Product that would satisfy the requirements of 21 C.F.R. 312.21(c).

2.18	“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including, without limitation, the FDA.

2.19	“Indemnitees” means the VA, Stanford, Stanford Health Care, and Lucile Packard Children’s Hospital at Stanford, and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.20	“Sublicense” means any agreement between Abeona and a third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Abeona is not considered a Sublicense.

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2.21	“Valid Claim” means (1) an unexpired claim of an issued patent which has not been found to be un-patentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (2) a claim of a pending application, which application claims a first priority no more than 10 years prior to the date upon which pendency is determined. For purposes of clarification, if a claim in an application has been pending for more than ten (10) years from its priority date, and a patent subsequently issues containing such claim, then upon issuance of the patent, the claim shall thereafter be considered a Valid Claim.

2.22	Other Defined Terms. The following terms The following terms shall have the meanings set forth in the section appearing opposite such term

“Abeona”	Recitals
“Agreement”	Recitals
“BLA”	Section 7.7
“Business Plan”	Appendix A
“Change of Control Fee”	Section 16.1
“Effective Date”	Recitals
“First Commercial Sale”	Section 7.8
“Regulatory Approval”	Section 7.7
“Stanford”	Recitals.

3.	GRANT

3.1	Grant. Subject to the terms and conditions of this Agreement, Stanford grants Abeona an Exclusive, royalty-bearing, license in the Licensed Field of Use and in the Licensed Territory under the Licensed Patents, including the right to make, have made, use, import, offer to sell and sell Licensed Products for use in Licensed Field of Use in the Licensed Territory.

3.2	Reserved.

3.3	Reserved.

3.4	Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care and Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the Licensed Patents for any non-profit purpose, including sponsored research and collaborations. Abeona agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.5	Specific Exclusion. Stanford does not:

(A)	grant to Abeona any licenses, implied or otherwise, to any patents or other rights of Stanford or the VA other than those rights granted under Section 3.1 with respect to Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

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(B)	commit to Abeona to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to Abeona any technology or technological information or to provide Abeona with any assistance.

4.	SUBLICENSING

4.1	Permitted Sublicensing. Abeona may grant Sublicenses in the Licensed Field of Use only during the Exclusive term and only if Abeona is developing or selling Licensed Products. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A. Stanford agrees that Abeona may apportion without discrimination between Abeona patents and Licensed Patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6, provided however that Abeona provides Stanford with the proposed apportionment and justification prior Abeona’s payment pursuant to Section 8.1. Stanford and Abeona agree to meet to discuss such proposed apportionment if in Stanford’s opinion the apportionment does not reasonably reflect the value of the Licensed Patents.

4.2	Required Sublicensing. If Abeona is not developing or commercializing Licensed Product with respect to a market or indication and Abeona or Stanford receives a bona fide request from a third party for a sublicense to the Licensed Patents with respect to such indication or market, then Abeona will, at Stanford’s request, negotiate in good faith a Sublicense with any such sublicensee toward granting at least a non-exclusive sublicense to such third party for such third party’s proposed product. As an alternative to negotiating a sublicense to a third party, Abeona (or one of its Affiliates or sublicensees) may submit to Stanford, within three (3) months after such third party’s request for a sublicense, a plan for prompt and diligent development of a Licensed Product for the applicable indication or market. If Stanford approves this plan, such approval not to be unreasonably withheld, no third-party sublicense shall be required pursuant to this Section 4.2. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee will not further sublicense;

(C)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(D)	will expressly include the provisions of Articles 8, 9, 10 and 13 for the benefit of Stanford; and

(E)	will include the provisions of Section 4.4 and require the transfer of all the sublicensee’s obligations to Abeona, including the payment of royalties specified in the Sublicense, to Stanford or its designee, if this Agreement is terminated. If the sublicensee is a spin-out from Abeona, Abeona must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

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4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)	In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)	sublicensee will double the payment paid to Abeona during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will pay triple times the payment paid under the original Sublicense;

(2)	sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)	Sublicensee will provide written notice to Stanford at least [***] prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5	Copy of Sublicenses and Sublicensee Royalty Reports. Abeona will submit to Stanford a copy of each Sublicense, any subsequent amendments and all copies of sublicensees’ royalty reports. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify- annually regarding the name and number of sublicensees.

4.6	Sharing of Sublicensing Income. Abeona will pay to Stanford [***] of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents.

4.7	Royalty-Free Sublicenses. Subject to Section 7.8(c) (concerning instances where Abeona may as part of an infringement or potential infringement dispute in which it believes it may be subject to infringement proceedings elect to as part of the resolution of such matter to enter into a royalty-free cross-licensing arrangement with a third party) and Section 14.7(C), if Abeona pays all royalties due Stanford from a sublicensee’s Net Sales, Abeona may grant that sublicensee a royalty-free or non-cash:

(A)	Sublicense; or

(B)	cross-license.

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5.	GOVERNMENT RIGHTS

5.1	This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” Abeona will ensure all obligations of these provisions are met.

5.2	In addition to any government rights under 5.1 above, the United States Government shall have the nonexclusive, nontransferable, irrevocable, royalty-free, paid-up right to practice or have practiced the Licensed Patent throughout the world by or on behalf of the United States Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the United States Government is a signatory.

5.3	Abeona represents and warrants that Abeona is in good standing to do business with the federal government regarding debarment, suspension, proposed debarment or other matters rendering them ineligible to do business with the federal government.

6.	DILIGENCE

6.1	Milestones.

(A)	Abeona will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products, in a manner consistent with the efforts normally used by similarly situated biotechnology companies with respect to a product to which such companies hold similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. Stanford shall have the right to terminate the License Agreement if Abeona shall fail to apply such commercially reasonable efforts to develop, commercialize, market and sell Licensed Products.

(B)	A determination of Abeona’s satisfaction of its diligence obligations shall be made according to the requirements set forth in Appendix A.

6.2	Progress Report. By [***] of each year, Abeona will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Abeona toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: [***]. Abeona will specifically describe how each Licensed Product is related to each Licensed Patent.

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6.3	Clinical Trial Notice. Abeona is currently conducting clinical trials at Stanford; Abeona will notify the Stanford University Office of Technology Licensing of any further clinical trials prior to commencing such further trials at Stanford.

7.	ROYALTIES

7.1	Issue Royalty. Abeona will pay to Stanford a non-creditable, nonrefundable license issue royalty of [***] within [***] of the Effective Date.

7.2	RESERVED.

7.3	RESERVED.

7.4	RESERVED.

7.5	RESERVED.

7.6	License Maintenance Fee. Abeona will pay Stanford a yearly license maintenance fee within [***] after each of the anniversaries of the Effective Date, as set forth below:

(A)	[***] on the [***] anniversaries of the Effective Date:

(B)	[***] on the [***] anniversaries of the Effective Date; and

(C)	[***] on the [***] anniversary of the Effective Date.

Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.10.

7.7	Milestone Payments. Abeona will pay Stanford the following milestone payments upon the occurrence of each of the milestone events listed below. Milestones shall be due for the first two Licensed Products that achieve the particular milestone regardless of the number of Licensed Products that achieve such milestone; provided that if either of the first two Licensed Products does not achieve any milestone(s), such non-achieved milestones shall be paid on any subsequent Licensed Product that achieves such milestone until Stanford has been paid [***] in aggregate milestones. In the event that a milestone payment is received by Abeona from a sublicensee for attaining any of the milestones listed below. Abeona shall pay to Stanford an amount equal to the greater of (i) the amount due under Section 4.6 in respect to sublicensing income, or (ii) the applicable milestone payment listed immediately below:

Milestone Event	Payment
(1) [***]	[***]
(2) [***]	[***]
(3) First Regulatory Approval of the Licensed Product.	[***]

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“BLA” means a biologicals license application, as defined in the FD&C Act, or any equivalent document filed with the FDA and necessary for the commercial distribution of a biologicals product for humans or any application or other documentation filed with any Regulatory Authority of a country other than the U.S. required for commercial distribution of any biologicals product for humans in that country.

“Regulatory Approval” means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing and sale of the Licensed Product(s) in such country, including approval of the price and the reimbursement category (where relevant) for the Licensed Product as established from time to time by the relevant Regulatory Authority in the applicable country in the Territory.

Abeona shall pay milestone payments within [***] of the applicable milestone event, if achieved by Abeona, and within the earlier of [***] of the applicable event or [***] following the receipt of funds milestones, if a sublicensee achieves the milestone.

7.8	Earned Royalty.

(A)	Commencing with the [***] in any country, Abeona will pay Stanford earned royalties by country for the most recent three-month period then ended with respect to Licensed Products covered by Valid Claims of Licensed Patents, equal to [***] of Net Sales of such Licensed Product. Abeona shall pay Stanford royalties with respect to Net Sales of Licensed Products that are not covered by Valid Claims in the country where the sale is made but are covered by Valid Claims in another country at a rate equal to [***] of Net Sales of such Licensed Product.

(B)	Abeona shall pay royalties with respect to each Licensed Product on a country by country basis until the later of (i) [***] in the country in which the Licensed Product is manufactured or sold, or (ii) if no Licensed Patent exists in the relevant country covering the manufacture, use or sale of the relevant Licensed Product, until [***] from the First Commercial Sale of such Licensed Product in such country. “First Commercial Sale” of Licensed Product(s) means any transfer for value in an arms-length transaction to an independent third party distributor, agent or end user in a country after obtaining all approvals or authorizations from applicable regulatory authorities required for the manufacture, importation, marketing, promotion, pricing, reimbursement and sale of the Licensed Product(s) in such country.

(C)	If Abeona, in its reasonable judgment, elects to pay royalties or similar payments to one or more third parties for patented technology to avoid infringement by a Licensed Product or the manufacture of a Licensed Product of such third party patent(s), Abeona may. beginning from the date of such third party license, deduct [***] of the amount of royalties paid to such third party on sales of Licensed Product under such licenses from the amounts payable to Stanford, provided that earned royalties due Stanford will in no event be lower than [***] of Net Sales with respect to such Licensed Product as a result of deductions pursuant to this Section 7.8(C).

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7.9	Earned Royalty if Abeona Challenges the Patent. Notwithstanding the above, should Abeona bring an action seeking to invalidate any Licensed Patent, Abeona will pay royalties to Stanford at the rate of [***] of the Net Sales of all Licensed Products sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Abeona is both valid and infringed by a Licensed Product, Abeona will pay royalties at the rate of [***] of the Net Sales of all Licensed Products sold.

7.10	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)	if Abeona pays Stanford a [***] maintenance payment for year Y. and according to Section 7.8 [***] in earned royalties are due Stanford for Net Sales in year Y, Abeona will only need to pay Stanford an additional [***] for that year’s earned royalties.

(B)	if Abeona pays Stanford a [***] maintenance payment for year Y. and according to Section 7.8 [***] in earned royalties are due Stanford for Net Sales in year Y, Abeona will not need to pay Stanford any earned royalty payment for that year. Abeona will not be able to offset the remaining [***] against a future year’s earned royalties.

7.11	Obligation to Pay Royalties. A royalty is due Stanford under this Agreement for any activity conducted under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates, and those Licensed Products are sold after the termination date, Abeona will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

7.12	No Escrow. Abeona shall not pay royalties into any escrow or other similar account.

7.13	Currency. Abeona will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Abeona will make royalty payments to Stanford in U.S. Dollars.

7.14	Non-U.S. Taxes. Abeona will pay all non-U.S. taxes (if any) related to royalty payments. These payments are not deductible from any payments due to Stanford.

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7.15	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus [***] basis points or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1	Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Abeona or a sublicensee. Abeona will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within [***] after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report Abeona will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Article 7).

8.2	No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Abeona is successful, Abeona will have no right to recoup any royalties paid before or during the period challenge.

8.3	Termination Report. Abeona will pay to Stanford all applicable royalties and submit to Stanford a written report within [***] after the license terminates. Abeona will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4	Accounting. Abeona will maintain complete and accurate records showing sufficient information to permit Stanford to determine the accuracy and calculation of royalty payments, sublicensing revenue, and milestone achievement in respect of Licensed Products for [***] from the date of sale of the applicable unit of Licensed Product. Such records shall be kept in accordance with U.S. Generally Accepted Accounting Practices or International Financial Reporting Standards, as applicable, and will include information in sufficient detail to enable Stanford to determine the royalties and other amounts payable under this Agreement.

8.5	Audit by Stanford. Abeona will allow an independent, certified public accountant selected by Stanford and reasonably acceptable to Abeona, which acceptance will not be unreasonably withheld or delayed to audit or inspect those records of Abeona relating to any amounts payable to Stanford under this Agreement for the purpose of verifying the accuracy of the reports required under Section 8.1. Such inspection will be conducted during Abeona’s normal business hours at such place where such records are customarily kept, no more than once in any [***] period and upon at least [***] prior written notice by Stanford to Abeona. Stanford agrees to hold in confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Stanford to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. regulation or judicial order. Any person or entity conducting such audit or inspection will agree in writing with Abeona to:

(A)	treat all records reviewed in the course of the audit or inspection as the confidential information of Abeona;

(B)	disclose to Stanford only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement and the specific details concerning any discrepancies; and (c) provide a copy of the report to Abeona at the same time it is provided to Stanford.

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8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [***] or more for the period being audited, Abeona will pay the audit costs.

8.7	Reserved.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	Negation of Warranties. Stanford provides Abeona the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Abeona also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patents will be successful.

10.	INDEMNITY

10.1	Indemnification. Abeona will, and will require sublicensees to. indemnify, hold harmless, and defend all Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Abeona under this Agreement or the breach of this Agreement by Abeona or any of its sublicensees. To receive the benefit of indemnification under this Section 10.1. Stanford Indemnitees must promptly notify Abeona in writing of any claim or suit brought against Stanford Indemnitees in respect of which Stanford Indemnitees intend to invoke the provisions of this Section 10.1. Notwithstanding the foregoing, the delay or failure of any Stanford Indemnitee to give reasonably prompt notice to Abeona of any such claim or suit shall not affect the rights of such Stanford Indemnitee under this Section 10.1 unless, and then solely to the extent that, such failure actually and materially prejudices the rights of Abeona. To receive the benefit of indemnification under this Section 10.1, the Stanford Indemnitees must also provide reasonable cooperation (at Abeona’s expense) in the defense or settlement of such claim or suit; and tender to Abeona (and its insurer) full authority to defend or settle the claim or suit, subject to the limitation set forth below with respect to settlement by Abeona. Abeona shall keep the Stanford Indemnitees informed on a current basis of its defense of any claims or suits under this Section 10.1. Abeona will not settle any claim or suit against Stanford Indemnitees without Stanford’s written consent where (1) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (2) such settlement would impose any restriction on Stanford Indemnitees conduct of any of its activities, or (3) such settlement would not include an unconditional release of Stanford Indemnitees from all liability for claims that arc the subject matter of the settled claim. Abeona has no obligation to indemnify Stanford Indemnitees in connection with any settlement made without Abeona’s written consent.

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10.2	No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

10.3	Workers’ Compensation. Abeona will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. During the term of this Agreement, Abeona will maintain General Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Abeona and its Sublicensees. In addition, commencing on the first use of Licensed Product in a clinical trial or in a human patient Abeona will include Product Liability Insurance: such insurance will provide minimum limits of liability of [***] and will include all Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [***] of the Effective Date of this Agreement. Abeona will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Abeona will provide to Stanford [***] prior written notice of cancellation or material change to this insurance coverage. Abeona will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Abeona will be primary coverage: insurance of Stanford Health Care and Lucile Packard Children’s Hospital at Stanford will be excess and noncontributory.

11.	EXPORT

Abeona and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Abeona hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues. Abeona will mark Licensed Product with the words “Patent Pending.” Otherwise. Abeona will mark Licensed Product with the number of any issued Licensed Patent.

13.	STANFORD NAMES AND MARKS

Abeona will not use (i) Stanford’s or the VA’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or the VA, or (iii ) the name of any Stanford faculty member, employee, student or volunteer, or any VA employee without the prior written consent of Stanford or the VA. as the case may be. Permission may be withheld at Stanford’s or the VA’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)	Following the Effective Date and subject to Stanford’s approval, Abeona will be responsible for Patent Matters. Abeona will use its best efforts with respect to the Patent Matters and in doing so will act in good faith irrespective of other patents, patent applications, or other rights that Abeona may possess. Abeona will notify Stanford before taking any substantive actions in prosecuting the claims, and Stanford will have final approval on how to proceed with any such actions. To aid Abeona in this process. Stanford will provide information, execute and deliver documents and do other acts as Abeona shall reasonably request from time to time. If Stanford at any time believes that Abeona has failed to satisfy the standards of this Section 14.1(A), it may, upon [***] notice, terminate this Section 14.1(A) in which case Section 14.1(B) shall take effect.

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(B)	If Section 14.1(A) is not in effect, then Stanford will control, in consultation with Abeona and at Abeona’s expense the preparation and prosecution of all patent applications and the maintenance of all patents related to Licensed Patents. Patent counsel will directly notify Abeona and provide Abeona copies of any official communications from United States and foreign patent offices relating to prosecution of the Licensed Patents, as well as copies of relevant communications to the various patent offices so that Abeona may be informed and apprised of the continuing prosecution of Licensed Patents. Abeona will have reasonable opportunities to participate in key decisions affecting filing, prosecution and maintenance of the Licensed Patents, including, without limitation, opportunity to review and provide comment on amendments and responses in the course of the prosecution of Licensed Patents. Stanford will consider in good faith Abeona’s reasonable suggestions regarding said prosecution. Stanford will use reasonable efforts to amend any patent application to include claims reasonably requested by Abeona in order to cover a Licensed Product. No case will be abandoned without giving Abeona at least [***] notice and opportunity to pursue the application. Abeona will reimburse Stanford upon receipt of invoice for all documented expenses upon receipt of invoice incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents. If Abeona is not interested in filing patent applications covering Licensed Patents in a particular jurisdiction and Stanford determines that it wishes to file patent applications in said jurisdiction, Stanford may do so at its expense and Abeona’s license shall not include rights in such jurisdiction.

(C)	Abeona will reimburse Stanford for Stanford’s reasonable costs incurred in complying with such requests. Stanford and Abeona agree that Stanford is the client of record for the attorney prosecuting the Licensed Patents and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. At Stanford’s request, Abeona will provide all information and assistance to Stanford to ensure that Licensed Patent is as extensive as possible. If Stanford has terminated Section 14.1(A), any agreement in the form of Appendix C will be deemed to be amended immediately without prior action by any party to revise Appendix C, Section 1 to require the Firm (as defined in Appendix C) to interact directly with Stanford only.

14.2	Patent Costs. Within [***] after receiving a statement from Stanford. Abeona will reimburse Stanford:

(A)	[***] to offset Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford before the Effective Date: and

(B)	for all Licensed Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford after the Effective Date. In all instances, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office.

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14.3	Infringement Procedure. Abeona will promptly notify Stanford if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. Abeona shall have the right to institute a suit against or defend any declaratory judgment action initiated by this third party as provided in Section 14,4 through and including Section 14.8.

14.4	Stanford and VA Suit. Subject to Section 14.6. Stanford and the VA have the first right to institute suit on either of their own account, and may name Abeona as a party for standing purposes. If Stanford or the VA decides to institute suit pursuant to this Section 14.4. Stanford will notify Abeona in writing. If Abeona does not notify Stanford in writing that it desires to jointly prosecute the suit within [***] after the date of the notice, Abeona will assign and hereby does assign to Stanford or the VA. as the case may be. all rights, causes of action, and damages resulting from the alleged infringement. Stanford or the VA will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement in a suit it institutes pursuant to this Section 14.4.

14.5	Joint Suit. If Stanford and Abeona so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally: and

(D)	agree how they will exercise control over the action.

14.6	Abeona Suit. Abeona shall have a [***] option to institute and prosecute a suit or defend any declaratory judgment action with respect to patents licensed exclusively to Abeona so long as it conforms with the requirements of this Section 14.6. If Abeona is unsuccessful in persuading the alleged infringer to desist and is not diligently prosecuting an infringement action, or if Abeona notifies Stanford that it does not intend to bring suit against the alleged infringer. Stanford may prosecute such matter in accordance with Section 14.4. If Abeona exercises its option pursuant to this Section 14.6. Abeona will diligently pursue the suit and Abeona will bear the entire cost of the litigation, including expenses and counsel fees incurred by Stanford or the VA. Abeona will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Abeona will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford or the VA may be named as a party only if:

(A)	Abeona’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing:

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(B)	Neither Stanford nor the VA are the first named party in the action: and

(C)	the pleadings and any public statements about the action state that Abeona is pursuing the action and that Abeona has the right to join Stanford and the VA as a party.

14.7	Recovery. If Abeona sues under Section 14.6. then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	any payment for past sales and any royalties payable in respect of future Net Sales (excluding any lump sum payments) will be deemed Net Sales, and Abeona will pay Stanford royalties at the rates specified in Section 7.8;

(B)	any Nonroyalty Sublicensing Consideration payment, including any lump sum payments for future sales will be deemed a payment under a Sublicense, and royalties will be shared as specified in Section 4.6.: and

(C)	Abeona and Stanford will negotiate in good faith appropriate compensation to Stanford for any non-cash settlement or non-cash cross-license.

14.8	Abandonment of Suit. If either Stanford or Abeona commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Abeona agree on the sharing of expenses and any recovery in the suit.

14.9	VA Cooperation. The VA’s cooperation in litigation proceedings instituted under this Agreement is subject to U.S. Department of Justice approval on a case-by-case basis.

15.	TERMINATION

15.1	Term. The license granted under Section 3.1 shall take effect as of the Effective Date and will remain in effect until the later of (a) the last-to-expire Licensed Patent or (b) 10 years following the First Commercial Sale of Licensed Product (if the Licensed Product does not embody any Licensed Patent).

15.2	Termination by Abeona. Abeona may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Abeona.

15.3	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Abeona:

(1)	is delinquent on any report or payment;

(2)	misses a milestone described in Section 6.1(b):

(3)	is in breach of any provision of this Agreement: or

(4)	provides any false report.

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(B)	Termination under this Section 15.3 will take effect 60 days after written notice by Stanford unless Abeona remedies the problem in that 60-day period. Stanford may terminate the License Agreement with 60 days’ notice to Abeona if Abeona commits a material breach unless the nonpayment or breach is cured within the applicable notice period.

15.4	Surviving Provisions. Surviving any termination or expiration are:

(A)	Abeona’s obligation to pay royalties accrued or accruable;

(B)	any claim of Abeona or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)	the provisions of Articles 8, 9, and 10 and any other provision that by its nature is intended to survive.

16.	CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1	Change of Control. Upon Change of Control, Abeona will pay Stanford a [***] fee (“Change of Control Fee”).

16.2	Conditions of Assignment under Change of Control. Abeona may assign this Agreement as part of a Change of Control upon complete performance of the following conditions:

(A)	Abeona must give Stanford written notice of the assignment no later [***] from the date of assignment of the Agreement, including the new assignee’s contact information: and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received the full Change of Control Fee.

16.3	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16. Abeona will be released of liability under this Agreement and the term “Abeona” in this Agreement will mean the assignee.

16.4	Bankruptcy. In the event of a bankruptcy or insolvency, assignment by Abeona is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of Licensed Product.

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16.5	Nonassignability of Agreement. Except in conformity with Sections 16.2 and 16.4. this Agreement is not assignable by Abeona under any other circumstances and any attempt to assign this Agreement by Abeona is null and void.

17.	DISPUTE RESOLUTION

17.1	Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2	Request for Arbitration. Either party may request such arbitration. Stanford and Abeona will mutually agree in writing on a third party arbitrator within [***] of the arbitration request. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction.

17.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford. California unless the parties mutually agree in writing to another place.

17.5	Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1	Legal Action. Abeona will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Abeona will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Abeona are mailed or emailed to:

Abeona Therapeutics Inc.

1325 Avenue of the Americas, 27th Floor

New York, NY 10019

Attn: General Manager

__________@______com

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All financial invoices to Abeona (i.e.. accounting contact) are e-mailed to:

Abeona Therapeutics, Inc.

1325 Avenue of the Americas, 27th Floor

New York, NY 10019

Attn: General Manager

___________@______com

All progress report invoices to Abeona (i.e., technical contact) are e-mailed to:

Abeona Therapeutics, Inc.

1325 Avenue of the Americas. 27th Floor

New York, NY 10019

Attn: General Manager

___________@______com

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-2100

[***]

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto. CA 94306-2100

[***]

Any notice related to Section 7.4 or Section 7.5 (Stanford Purchase Rights) shall be copied concurrently to [***].

Either party may change its address with written notice to the other party.

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19.	MISCELLANEOUS

19.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.2	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California. United States of America, applicable to agreements negotiated, executed, and performed within California.

19.3	Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

19.4	Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Abeona submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Abeona or constitutes an inconvenient or improper forum.

19.5	Headings. No headings in this Agreement affect its interpretation.

19.6	Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

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The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Mona Wan
Name:	Mona Wan
Title:	Associate Director
Date:	8/8/2016

ABEONA THERAPEUTICS INC.

Signature:	/s/ Steve H. Rouhandeh
Name:	Steve H. Rouhandeh
Title:	Executive Chairman
Date:	08/03/2016

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Appendix A - Milestones

1.	[***].

2.	[***].

3.	[***].

4.	[***].

5.	[***].

6.	[***].

7.	[***].

[***]

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Appendix B - Sample Reporting Form

Stanford Docket No. S

This report is provided pursuant to the license agreement between Stanford University and Abeona

License Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Revenue U.S. Gross Revenue Non-U.S. Gross Revenue	$ $
Net Sales U.S. Net Sales Non-U.S. Net Sales	$ $
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

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Appendix C - Client and Billing Agreement

The Board of Trustees of the Leland Stanford Junior University (“STANFORD”); and Abeona Therapeutics a Corporation of the State of Delaware, with a principal place of business at 1325 Avenue of the Americas. 27th Floor. New York. NY 10019, (“ABEONA”); have agreed to use the law firm of Bozicevic, Field & Francis LLP (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal serv ices related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, ABEONA is the licensee of STANFORD’S interest in the Patents:

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained. IT IS AGREED:

1. FIRM can interact directly with ABEONA on all patent prosecution matters related to the Patents and will copy STANFORD and the U.S. Department of Veterans Affairs (“VA”) on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions. In addition, as prosecution proceeds, FIRM will notify STANFORD if there is any change in inventorship from the originally filed application.

2. ABEONA is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice ABEONA and ABEONA must pay FIRM directly for all charges. If STANFORD requests, STANFORD will be copied on all invoices and payments. FIRM must inform STANFORD within [***] if the licensee is delinquent on payment. Otherwise, STANFORD will not be responsible for those expenses.

3. Notices and copies of all correspondence should be sent to the following:

To ABEONA:

Attn: General Manager

Abeona Therapeutics Inc.

1325 Avenue of the Americas. 27th Floor

New York, NY 10019

To STANFORD:

Irit Gal

Office of Technology Licensing

Stanford University

3000 El Camino Real

Building 5, Suite 300

Palo Alto. CA 94306-2100

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To FIRM:

Pam Sherwood

Bozicevic, Field & Francis LLP

1900 University Avenue Suite 200

East Palo Alto, CA 94303

To VA:

Director (122)

Technology Transfer Program

Office of Research and Development

U.S. Department of Veterans Affairs

810 Vermont Avenue N.W.

Washington, DC. 20420

4. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

ACCEPTED AND AGREED TO:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	/s/ Mona Wan
Name:	Mona Wan
Title:	Acting Director
Date:	8/8/2016

ABEONA THERAPEUTICS INC.

By:	/s/ Steven H. Rouhandeh
Name:	Steven H. Rouhandeh
Title:	Executive Chairman
Date:	8/03/2016

BOZICEVIC, FIELD & FRANCIS LLP

By:
Name:
Title:
Date:

Title:
Date:

BOZICEVIC, FIELD & FRANCIS LLP

By:	/s/ Bret Field
Name:	Bret Field
Title:	Partner
Date:	August 4, 2016

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